Exhibit 99.1

April 17, 2003

Endocardial Solutions Elects

Richard J. Nigon and Jean-Paul (J.P.) Peltier as Directors

MINNEAPOLIS / ST.PAUL — Endocardial Solutions, Inc. (Nasdaq: ECSI) elected Richard J. Nigon and Jean-Paul (J.P.) Peltier to its board of directors.

Richard Nigon is the Executive Vice President, Capital Markets, and Director, Corporate Equity Finance, for Miller Johnson Steichen Kinnard.  Prior to joining Miller Johnson Steichen Kinnard, Inc., Mr. Nigon served as Chief Financial Officer of Dantis, Inc., a web hosting company, from 2000 to 2002.  Prior to 2000 Mr. Nigon previously was employed by Ernst & Young since 1970, and was a partner of the firm from 1981 until his retirement in 2000.  Mr. Nigon earned a B.A. in Economics and Accounting from St. John’s University.  Mr. Nigon currently serves on the boards of Vascular Solutions, Inc., Compex Technologies, Inc., as well as several private companies.

J.P. Peltier is the Vice President, Business Development of HomeServices of America, an affiliate of Berkshire Hathaway.  Prior to HomeServices of America, J.P. Peltier served as Vice President, Investment Banking at US Bancorp Piper Jaffray from 1995 until 2002.  Mr. Peltier earned a B.A. in Business Administration/Finance from the University of St. Thomas, and an MBA from J.L. Kellogg School of Management, Northwestern University.

“Endocardial Solutions and its shareholders will greatly benefit from the extensive financial and industry experience of these two gentlemen,” said Jim Bullock, president and chief executive officer.  “We look forward to their contributions toward building an even stronger company,” concluded Bullock.

About Endocardial Solutions

Based in St. Paul, Minnesota, Endocardial Solutions (www.endocardial.com) develops, manufactures and markets innovative diagnostic technology that is rapidly changing the way patients are treated for cardiac arrhythmias (abnormally rapid heartbeats caused by irregular electrical activity in the heart).  The EnSite 3000® System allows physicians to map arrhythmias and guide catheter ablation with two different technologies:  EnSite noncontact mapping permits simultaneous recording and 3D display of cardiac electrical activity.  The U.S. Food and Drug Administration cleared the EnSite 3000® System for use in diagnostic mapping of complex arrhythmias in the right atrium of the heart during the second quarter 1999.

Contacts:

Jim Bullock, President and CEO, Endocardial Solutions (651) 523-6928  jbullock@endocardial.com

J. Robert Paulson, Jr., Chief Financial Officer (651) 523-6916  bpaulson@endocardial.com

Brenda Gutzke, Investor Relations, Endocardial Solutions (651) 523-6959  bgutzke@endocardial.com